SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Cytokinetics, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Cytokinetics, Incorporated

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2014

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cytokinetics, Incorporated (the “Company”), a Delaware corporation, will be held on Wednesday, May 21, 2014, at 3:00 p.m. local time, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, for the following purposes:

1. To elect L. Patrick Gage and Wendell Wierenga as Class I Directors, each to serve for a three-year term and until their successors are duly elected and qualified (Proposal One);

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm to the Company for the fiscal year ending December 31, 2014 (Proposal Two);

3. To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders (Proposal Three);

4. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 28, 2014 are entitled to notice of and to vote at the meeting.

Sincerely,

Sharon A. Barbari
Corporate Secretary

South San Francisco, California

April 3, 2014

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT APRIL 10, 2014. IF YOU ARE A STOCKHOLDER OF RECORD YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD

•	BY INTERNET OR TELEPHONE

•	ATTEND THE COMPANY’S 2014 ANNUAL MEETING OF STOCKHOLDERS AND VOTE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR VOTED BY INTERNET OR TELEPHONE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 21, 2014

This Proxy Statement, Notice of Annual Meeting and Form of Proxy Card and the 2013 Annual Report to Stockholders are available at www.cytokinetics.com/proxy. You may obtain directions to the Annual Meeting of Stockholders by directing a request to:

Investor Relations

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, California 94080

email: investor@cytokinetics.com

Telephone: 650-624-3060

CYTOKINETICS, INCORPORATED

280 East Grand Avenue

South San Francisco, California 94080

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 21, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of Cytokinetics, Incorporated (the “Company”, “we”, “us”, “our”) is soliciting proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, on Wednesday, May 21, 2014, at 3:00 p.m. local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 624-3000.

Our Annual Report and our Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2013, are being provided together with these proxy solicitation materials to all stockholders entitled to vote. This proxy statement, the accompanying proxy card, our Annual Report and our Annual Report on Form 10-K will first be mailed on or about April 10, 2014 to all stockholders entitled to vote at the meeting.

WE WILL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF OUR ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT ON FORM 10-K, UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO CYTOKINETICS, INCORPORATED, 280 EAST GRAND AVENUE, SOUTH SAN FRANCISCO, CALIFORNIA, 94080, ATTN: INVESTOR RELATIONS, ANNUAL STOCKHOLDER MEETING.

Record Date and Share Ownership

Common stockholders of record at the close of business on March 28, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) thereof. We have one class of common shares issued and outstanding, designated as Common Stock, $0.001 par value per share (the “Common Stock”). As of the Record Date, 81,500,000 shares of Common Stock were authorized and 36,090,071 shares were issued and outstanding. As of the Record Date, 10,000,000 shares of Preferred Stock were authorized and none were outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (i) issuing a later proxy, (ii) delivering to us at our principal offices (Attention: Corporate Secretary) a written notice of revocation, or (iii) attending the Annual Meeting and voting in person.

Voting

On all matters, each common share has one vote.

Cost of Proxy Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. In addition to these proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Voting in Person or by Proxy Card

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Voting via the Internet or by Telephone

Stockholders may also grant a proxy to vote their shares by means of the telephone or on the Internet. The laws of the State of Delaware, under which we are incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record as of the close of business on the Record Date may go to www.investorvote.com/cytk to grant a proxy to vote their shares by means of the Internet. They will be required to provide our number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-652-8683 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than our proxy card.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers the means to grant proxies to vote shares via telephone and the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ web site at www.investorvote.com.

General Information for All Shares Voted via the Internet or by Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time on May 20, 2014. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who is expected to be a representative from Computershare Shareowner Services, our transfer agent and registrar. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum will be present if stockholders holding at least a majority of shares entitled to vote are present in person or represented by proxy at the meeting.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum. However, such shares will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, or if instructions are properly carried out for Internet or telephone voting, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the stockholder’s instructions. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for directors set forth herein; (ii) for the ratification of PricewaterhouseCoopers LLP; (iii) for approval, on an advisory basis, of the compensation of the named executive officers; and (iv) upon such other business as may properly come before the Annual Meeting or any adjournment thereof at the discretion of the proxy holder, but will not be voted in the election of directors other than as provided in (i) above.

If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), then those shares will be considered as present with respect to establishing a quorum for the transaction of business. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Accordingly, your broker or nominee may not vote your shares on Proposals One and Three without your instructions, but may vote your shares on Proposal Two. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Broker non-votes with respect to proposals set forth in this proxy statement will not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite number of Votes Cast has been obtained with respect to a particular matter. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the Securities and Exchange Commission (the “SEC”)

under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals of our stockholders that are intended to be presented by such stockholders at our 2015 Annual Meeting of Stockholders must be received by us no later than December 12, 2014. Proposals submitted by this date will also be considered for inclusion in next year’s proxy materials. A copy of the relevant bylaws provisions relating to stockholder proposals is available upon written request to Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, California 94080, Attention: Corporate Secretary.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

PROPOSAL ONE

ELECTION OF TWO CLASS I DIRECTORS

Nominees

Our Board of Directors currently has eight members. We have a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. The three classes are currently comprised of the following directors:

•	Class I consists of L. Patrick Gage and Wendell Wierenga, who will serve until the 2014 Annual Meeting of Stockholders meeting and until their successors have been duly elected and qualified;

•

Class II consists of Robert I. Blum, Denise M. Gilbert and Sandford D. Smith, who will serve until the 2015 Annual Meeting of Stockholders and stand for re-election as Class II directors at such meeting; and

•

Class III consists of Santo J. Costa, John T. Henderson and B. Lynne Parshall, who will serve until the 2016 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third Annual Meeting of Stockholders following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for our two nominees named below, who are currently directors of the Company. The nominees have consented to be named as nominees in the proxy statement and to continue to serve as directors if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

The nominees for the Class I directors are as follows:

•	L. Patrick Gage

•	Wendell Wierenga

Biographical information for each Class I director can be found below in the Board of Directors section. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class I director will continue until our 2017 Annual Meeting of Stockholders and until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

Vote Required

Directors will be elected by a plurality vote of the shares of Common Stock present or represented and entitled to vote on this matter at the Annual Meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present. See “Quorum; Abstentions; Broker Non-Votes.”

THE CLASS II AND III DIRECTORS RECOMMEND THAT

STOCKHOLDERS VOTE FOR THE CLASS I NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE COMPANY FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2014

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2014, and recommends that the stockholders vote for ratification of such selection. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in our best interest.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Fees incurred for professional services provided by our independent registered public accounting firm for each of the last two fiscal years were:

	Years Ended December 31,
	2013	2012
Audit Fees	$644,950	$523,100
Audit-Related Fees	29,000	98,200
Tax Fees	—	—
Other Fees	1,800	1,800

	$675,750	$623,100

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2013 and 2012.

For the fiscal years ended December 31, 2013 and 2012, audit fees billed of $563,700 and $523,100, respectively, include fees associated with the annual audit of our financial statements, fees associated with Sarbanes-Oxley Act compliance and the interim review of our financial statements included in quarterly reports on Form 10-Q. Additionally in 2013, audit fees of $71,250 and $10,000 were billed for services provided in connection with accounting consultation for our partnership activities and our reverse stock split, respectively. Audit-related fees include services provided in connection with the issuance of comfort letters, and consents relating to registration statement filings with the SEC and tax provision review. Other fees consist of the cost of our subscription to an accounting research tool provided by PricewaterhouseCoopers LLP.

All audit services and non-audit services provided to us by our independent registered public accounting firm are required to be pre-approved by the Audit Committee. The pre-approval of non-audit services to be provided by PricewaterhouseCoopers LLP includes making a determination that the provision of the services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm. All services for audit and other fees set forth in the table above were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION BY THE AUDIT

COMMITTEE OF THE BOARD OF DIRECTORS OF

PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM TO THE COMPANY

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote is commonly referred to as a “say on pay” proposal. Consistent with the mandate of the Dodd-Frank Act, we are seeking the stockholders’ approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables, on pages 21 to 39 in this proxy statement).

The Compensation and Talent Committee, which is responsible for designing and administering the Company’s executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity, and strategic value of the position while seeking to ensure the individual’s long-term retention and motivation and alignment with the long-term interests of the Company’s stockholders. We believe the compensation program for our named executive officers has been instrumental in helping the Company retain an executive team capable of managing the Company through the challenging business and economic environment over the past several years and enabling the Company to advance its research and development programs, including its clinical development programs. We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” of this proxy statement for additional details on the Company’s executive compensation, including our compensation philosophy and objectives, as well as the reasons and processes for how our Compensation and Talent Committee determined the structure and amounts of the 2013 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall 2013 compensation of our named executive officers (including the philosophy, policies and practices for setting such compensation) described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables in the proxy statement.”

Vote Required

Adoption of this resolution will require the affirmative vote of the majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The results of this advisory vote are not binding upon the Company. However, the Compensation and Talent Committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers. Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled “say on pay” vote will be at our 2017 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

FOR THE ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

FORWARD-LOOKING STATEMENTS

This proxy statement, including the section entitled “Compensation Discussion and Analysis” set forth below, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of words such as “may,” “will,” “should,” “could,” “would,” “likely,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “assume,” “intend,” “plan,” and other similar words or phrases, as well as statements in the future tense. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include statements relating to compensation plans, strategies, objectives and our anticipated financial and operational performance. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those set forth in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2014, certain information with respect to the beneficial ownership of Common Stock by:

•	any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by us to be the beneficial owner of more than 5% of our voting securities,

•	each director and each nominee for director to the Company,

•	each of the executive officers named in the Summary Compensation Table appearing herein, and

•	all such executive officers, directors and nominees for director of the Company as a group.

The number and percentage of shares beneficially owned are based on the aggregate of 36,078,367 shares of Common Stock outstanding as of February 28, 2014, adjusted as required by the rules promulgated by the SEC. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of the Company.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock Outstanding
5% Stockholders:
Eastern Capital Limited(1)	3,607,529	9.8%
P.O. Box 31363 Grand Cayman KY1-1206, Cayman Islands
Entities affiliated with Biotechnology Value Fund, L.P.(2)	3,289,957	8.9%
900 North Michigan Avenue, Suite 1100 Chicago, IL 60611
Entities affiliated with FMR, LLC(3)	2,927,805	7.9%
245 Summer Street Boston, MA 02210
Entities affiliated with Lansdowne Partners Limited Partnership(4)	2,547,227	7.0%
15 Davies Street London W1K 3AG England
Entities affiliated with Deerfield(5)	2,416,769	6.3%
780 Third Avenue, 37th Floor New York, NY 10017
Entities affiliated with BlackRock, Inc.(6)	2,046,065	5.7%
40 East 52nd Street New York, NY 10022
Amgen Inc.(7)	1,984,901	5.5%
One Amgen Center Drive Thousand Oaks, CA 91320
Executive Officers and Directors:
Robert I. Blum(8)	345,183	1.0%
Sharon A. Barbari(9)	191,407	*
David W. Cragg(10)	114,941	*
Fady I. Malik, M.D., Ph.D.(11)	97,958	*
Andrew A. Wolff, M.D., F.A.C.C.(12)	177,595	*
Santo J. Costa(13)	17,983	*
L. Patrick Gage, Ph.D.(14)	87,254	*
Denise M. Gilbert, Ph.D.(15)	22,150	*
John T. Henderson, M.B., Ch.B.(16)	66,108	*
B. Lynne Parshall, Esq.(17)	13,482	*
Sandford D. Smith(18).	27,860	*
Wendell Wierenga, Ph.D.(19)	21,238	*
All directors and named executive officers as a group (13 persons)	1,183,159	3.2%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Common Stock.

(1)

Based on a Schedule 13G/A filed with the SEC on July 2, 2012 and a Form 4 filed with the SEC on February 27, 2014. Represents: (a) 3,607,529 shares of Common Stock held by Eastern Capital Limited which includes 723,684 shares of Common Stock underlying warrants exercisable as of February 28, 2014.

(2)

Based on a Schedule 13G filed with the SEC on February 14, 2014. Represents: (a) 1,740,251 shares of Common Stock held by Biotechnology Value Fund, L.P which includes 480,078 shares of Common Stock underlying warrants exercisable as of February 28, 2014; (b) 998,114 shares of Common Stock held by Biotechnology Value Fund II, L.P. which includes 264,041 shares of Common Stock underlying warrants exercisable as of February 28, 2014; and (c) 551,592 shares of Common Stock held by Investment 10, LLC which includes 176,933 shares of Common Stock underlying warrants exercisable as of February 28, 2014.

(3)

Based on a Schedule 13G filed with the SEC on February 14, 2014. Represents: 2,927,805 shares of Common Stock held by FMR LLC which includes 1,050,500 shares of Common Stock underlying warrants exercisable as of February 28, 2014.

(4)

Based on a Schedule 13G filed with the SEC on February 14, 2014. Represents: (a) 2,261,181 shares of Common Stock held by Lansdowne Developed Markets Master Fund Limited which includes 526,316 shares of Common Stock underlying warrants exercisable as of February 28, 2014; and (b) 286,046 shares of Common Stock held by Lansdowne Partners Austria GMBH.

(5)

Based on a Schedule 13G filed with the SEC on February 14, 2014. Represents: (a) 326,766 shares of Common Stock held by Deerfield Partners, L.P comprised of underlying warrants exercisable as of February 28, 2014; (b) 433,134 shares of Common Stock held by Deerfield International Master Fund, L.P. comprised of underlying warrants exercisable as of February 28, 2014; (c) 149,623 shares of Common Stock held by Deerfield Special Situations Fund Limited comprised of underlying warrants exercisable as of February 28, 2014; (d) 223,312 shares of Common Stock held by Deerfield Special Situations International Master Fund, L.P. comprised of underlying warrants exercisable as of February 28, 2014; (e) 598,342 shares of Common Stock held by Deerfield Private Design Fund II, L.P comprised of underlying warrants exercisable as of February 28, 2014 and (f) 685,592 shares of Common Stock held by Deerfield Private Design International II, L.P. comprised of underlying warrants exercisable as of February 28, 2014.

(6)	Based on a Schedule 13G filed with the SEC on January 28, 2014. BlackRock, Inc. disclaims beneficial ownership of the shares of Common Stock held by the Company.

(7)	Based on a Schedule 13D filed with the SEC on June 18, 2013.

(8)

Represents: (a) 3,276 shares of Common Stock held by Mr. Blum; (b) 2,083 shares of Common Stock held by the Brittany Blum 2003 Irrevocable Trust; (c) 2,083 shares of Common Stock held by the Bridget Blum 2003 Irrevocable Trust; and (d) 337,741 shares of Common Stock underlying options granted to Mr. Blum that are exercisable within 60 days of February 28, 2014. Mr. Blum disclaims beneficial ownership of the shares of Common Stock held by the trusts.

(9)

Represents: (a) 24,986 shares of Common Stock held by the Barbari Family Trust; and (b) 166,421 shares of Common Stock underlying options granted to Ms. Barbari that are exercisable within 60 days of February 28, 2014.

(10)	Represents: (a) 16,474 shares of Common Stock held by Mr. Cragg; and (b) 98,467 shares of Common Stock underlying options granted to Mr. Cragg that are exercisable within 60 days of February 28, 2014.

(11)	Represents: (a) 24,575 shares of Common Stock held by Dr. Malik; and (b) 73,383 shares of Common Stock underlying options granted to Dr. Malik that are exercisable within 60 days of February 28, 2014.

(12)

Represents: (a) 20,845 shares of Common Stock held by Dr. Wolff; and (b) 156,750 shares of Common Stock underlying options granted to Dr. Wolff that are exercisable within 60 days of February 28, 2014.

(13)	Represents: 17,983 shares of Common Stock underlying options granted to Mr. Costa that are exercisable within 60 days of February 28, 2014.

(14)	Represents 87,254 shares of Common Stock underlying options granted to Dr. Gage that are exercisable within 60 days of February 28, 2014.

(15)	Represents 22,150 shares of Common Stock underlying options granted to Dr. Gilbert that are exercisable within 60 days of February 28, 2014.

(16)

Represents (a) 250 shares of Common Stock held by Dr. Henderson; (b) 83 shares held by Dr. Henderson’s spouse; and (c) 65,775 shares of Common Stock underlying options granted to Dr. Henderson that are exercisable within 60 days of February 28, 2014. Dr. Henderson disclaims beneficial ownership of the shares of Common Stock held by his spouse.

(17)	Represents: 13,482 shares of Common Stock underlying options granted to Ms. Parshall that are exercisable within 60 days of February 28, 2014.

(18)	Represents: 27,860 shares of Common Stock underlying options granted to Mr. Smith that are exercisable within 60 days of February 28, 2014.

(19)	Represents: 21,238 shares of Common Stock underlying options granted to Dr. Wierenga that are exercisable within 60 days of February 28, 2014.

Except as otherwise noted above, the address of each person listed on the table is c/o Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, CA 94080.

We do not have a policy for stock ownership guidelines for members of the Board of Directors or executive officers.

BOARD OF DIRECTORS

Our Board of Directors is composed of individuals whose knowledge, background, experience and judgment we believe to be valuable to the Company. The primary functions of our Board of Directors are to:

•	Review and approve our strategic direction and annual operating plan and monitor our performance;

•	Evaluate the President and Chief Executive Officer;

•	Review management performance and compensation;

•	Review management succession planning;

•	Advise and counsel management;

•	Monitor and manage potential conflicts of interests of management, board members and stockholders;

•	Oversee the integrity of financial information; and

•	Monitor the effectiveness of the governance practices under which the Board of Directors operates and make changes as needed.

We do not have a formal diversity policy for selecting Board of Directors members. However, we believe it is important that the members of our Board of Directors collectively bring the experiences and skills appropriate to effectively carry out the Board of Directors’ responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting late-stage clinical development and commercialization of our products. We therefore seek as members of our Board of Directors individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial engineering, legal and regulatory compliance and compensation and retention practices.

The following table sets forth in alphabetical order the names of each of our Class I Directors, each of our Class II Directors, and each of our Class III Directors and their ages and present positions with us as of April 3, 2014.

Name	Age	Position
Robert I. Blum	50	President and Chief Executive Officer; Class II Director
Santo J. Costa(2)(3)	68	Class III Director
L. Patrick Gage, Ph.D.(2)(3)	71	Chairman of the Board of Directors; Class I Director
Denise M. Gilbert, Ph.D.(1)	56	Class II Director
John T. Henderson, M.B., Ch.B.(1)(2)	69	Class III Director
B. Lynne Parshall(1)(2)	60	Class III Director
Sandford D. Smith(3)	67	Class II Director
Wendell Wierenga, Ph.D.(3)	66	Class I Director

(1)	Member of the Audit Committee.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Compensation and Talent Committee.

Robert I. Blum was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in January 2007. Previous to that appointment, Mr. Blum served as our President from February 2006 to January 2007. He served as our Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer from September 2004 to February 2006. From January 2004 to September 2004, he served as our Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From October 2001 to December 2003, he served as our Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From July 1998 to September 2001, Mr. Blum was our Vice President, Business Development. Prior to joining us in July 1998, he was Director, Marketing at COR Therapeutics, Inc. since 1996. From 1991 to 1996, he was Director, Business Development at COR Therapeutics. Prior to that, Mr. Blum performed roles of increasing responsibility in sales, marketing and other pharmaceutical business functions at Marion Laboratories, Inc. and Syntex Corporation. Mr. Blum received B.A. degrees in Human Biology and Economics from Stanford University and an M.B.A. from Harvard Business School.

Mr. Blum brings to our Board of Directors a deep familiarity with our operations, strategy and vision, as well as a record of successful corporate management, strategic partnering and financing.

Santo J. Costa has served as a member of our Board of Directors since November 2010. Since 2007, Mr. Costa has served as Of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell and Jernigan, L.L.P. of Raleigh, North Carolina, specializing in corporate law for healthcare companies. From 1994 to 2001, he held various positions at Quintiles Transnational Corporation, including as Vice Chairman, President and Chief Operating Officer. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry, most recently as General Counsel and Senior Vice President, Administration with Glaxo Inc. Prior to joining Glaxo, he served as U.S. Area Counsel with Merrell Dow Pharmaceuticals and as Food & Drug Counsel with Norwich Eaton Pharmaceuticals. Mr. Costa has served as Chairman of the Board of Alchemia Limited since March 2014. He served on the Board of Directors of Biovest Corp. I from March 2010 until March 2013. He served as Chairman of LaboPharm, Inc. from 2006 to 2011, Chairman of NeuroMedix Inc. from 2005 to 2007, a director of CV Therapeutics from 2001 to 2009, a director of OSI Pharmaceuticals from 2006 to 2010 and a director of NPS Pharmaceuticals from 1995 to 2007, as well as serving as a director at other private companies. Mr. Costa earned both a B.S. in Pharmacy and a J.D. from St. John’s University.

Mr. Costa brings to our Board of Directors broad operational leadership experience in the pharmaceutical and clinical services industries, including relevant legal, regulatory, governance and policy expertise. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

L. Patrick Gage, Ph.D. has served as a member of our Board of Directors since November 2009 and as Chairman of the Board of Directors since March 2010. Since July 2002, Dr. Gage has served as a consultant to the biopharmaceutical industry, including serving as an advisor to venture capital firms. From 1998 to 2002, Dr. Gage was President of Wyeth Research and subsequently also Senior Vice President, Science and Technology. From 1989 to 1998, he held roles of increasing responsibility at Genetics Institute, Inc., first as head of Research and Development, then as Chief Operating Officer and eventually as President. From 1971 to 1989, Dr. Gage held various positions in research management with Hoffmann-La Roche Inc., most recently serving as Vice President responsible for U.S. drug discovery. Dr. Gage has served as the Chairman of the Board of Directors of Tetraphase Pharmaceuticals since April 2013. Dr. Gage served on the Board of Directors of Neose Technologies from 2002 through 2009, and as the Chairman of its Board of Directors from 2006 through 2009. He served on PDL BioPharma, Inc.’s Board of Directors from 2003 through 2008, as the Chairman of its Board of Directors in 2007, and as its Interim Chief Executive Officer from 2007 through 2008. Dr. Gage served on the Board of Directors of Serono (now a subsidiary of Merck KGaA) from 2004 until 2007. Dr. Gage earned a bachelor’s degree in Physics from the Massachusetts Institute of Technology and a Ph.D. in Biophysics from the University of Chicago.

Dr. Gage brings to our Board of Directors extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries and in strategies for bringing breakthrough medicines to approval and commercialization.

Denise M. Gilbert, Ph.D. has served as a member of our Board of Directors since May 2008. From 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Corporation). From 1993 to 1995, Dr. Gilbert was Chief Financial Officer and Executive Vice President of Affymax Inc. From 1986 through 1993, Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham and Vice President and biotechnology analyst at Montgomery Securities. Dr. Gilbert has served on the Board of Directors of Dynavax Technologies Corporation since 2004, and on the Board of Directors of KaloBios Pharmaceuticals, Inc., since 2006. She served on the Board of Directors of Connetics Corporation from 2003 to 2007. Dr. Gilbert holds a B.S. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.

Dr. Gilbert brings to our Board of Directors broad experience in leading and advising developing life sciences companies, and in implementing and overseeing financial systems and controls and creating financing and strategic partnering opportunities for these companies.

John T. Henderson, M.B., Ch.B. has served as a member of our Board of Directors since February 2009. Since December 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Until his retirement in December 2000, Dr. Henderson was with Pfizer Inc. for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for Pfizer’s Europe, U.S. and International Pharmaceuticals groups. Dr. Henderson has served on the Board of Directors of Myriad Genetics, Inc., a healthcare diagnostics company, since 2004, and served as the Chairman of Myriad’s Board of Directors since April 2005. He served on the Board of Directors of Myrexis, Inc. (formerly Myriad Pharmaceuticals, Inc.) from June 2009 until January 2013. He also serves as the chairman of the Board of Directors of a privately held pharmaceutical research and development company. Dr. Henderson earned his bachelor’s of science and medical degrees from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.) and the Faculty of Pharmaceutical Medicine.

Dr. Henderson brings to our Board of Directors broad experience in matters relating to global pharmaceutical drug development in a wide range of therapeutic areas and stages of business development, and an extensive background as a public company executive, board member and consultant in the pharmaceutical industry.

B. Lynne Parshall, Esq. has served as a member of our Board of Directors since February 2013. Ms. Parshall currently serves on the Board of Directors and as the Chief Operating Officer of Isis Pharmaceuticals, Inc. She has held various positions of increasing responsibilities at Isis since 1991. Prior to joining Isis, Ms. Parshall was a partner at the law firm of Cooley Godward LLP. From July 2005 to August 2009, Ms. Parshall also served as a member of the Board of Directors of Cardiodynamics International Corporation. Ms. Parshall has served as a member of the Board of Directors of Regulus Therapeutics Inc. since January 2009. Ms. Parshall is a member of the Licensing Executives Society and a member of the American, California, and San Diego bar associations. Ms. Parshall holds a J.D. from Stanford Law School, California and B.A. from Harvard University, Massachusetts.

Ms. Parshall brings to our Board of Directors extensive operational and business development experience, particularly in the advancement and funding of potential products directed to specialty care and orphan drug designated indications.

Sandford D. Smith has served as a member of our Board of Directors since March 2012. Since December 2011, Mr. Smith has served as Founder and Chairman of Global Biolink Partners. From 1996 to 2011, Mr. Smith held various positions at Sanofi-Genzyme (formerly Genzyme Corporation), most recently leading the integration of Genzyme’s international business into Sanofi’s global organization. Prior to that, he served as Executive Vice President of Genzyme Corporation, and President of Genzyme International. From 1986 to 1996, Mr. Smith was President, Chief Executive Officer and a member of the Board of Directors of RepliGen Corporation. From 1977 to 1985, Mr. Smith held various positions at Bristol-Myers Squibb, most recently serving as Vice President of Business Development and Strategic Planning for the Pharmaceutical and Nutritional Division. Mr. Smith has served on the Board of Directors of Aegerion Pharmaceuticals, Inc. since January 2012. He served on the Board of Directors of NVenta Biopharmaceuticals Corporation from 2007 to 2009, and on the Board of Directors at Ariad Pharmaceuticals, Inc., from 1991 to 2008, most recently as Vice Chairman and Lead Independent Director. Mr. Smith earned a bachelor’s degree from the University of Denver.

Mr. Smith brings to our Board of Directors broad experience in matters relating to the launch and commercialization of new drugs in a wide range of therapeutic areas, and in particular drugs targeting rare disease indications. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

Wendell Wierenga, Ph.D. has served as a member of our Board of Directors since February 2011. From June 2011 to January 2014, Dr. Wierenga served as Executive Vice President, Research and Development, at Santarus, Inc. From 2006 to 2011, he served as Executive Vice President, Research and Development, at Ambit Biosciences Corporation. From 2003 to 2006, he served as Executive Vice President of Research and Development at Neurocrine Biosciences, Inc. From 2000 to 2003, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. (now part of Takeda Pharmaceutical Company). From 1990 to 2000, he was Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis/Warner Lambert (now Pfizer, Inc.) Prior to that, Dr. Wierenga spent 16 years at Upjohn Pharmaceuticals in research and drug discovery roles, most recently as Executive Director of Discovery Research. Dr. Wierenga has served on the Board of Directors of XenoPort, Inc. since 2001 and on the Board of Directors of Ocera Therapeutics, Inc. since December 2013. Dr. Wierenga also served on the Board of Directors of Onyx Pharmaceutics, Inc. from 1996 to 2013. Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in Chemistry from Stanford University.

Dr. Wierenga brings to our Board of Directors over thirty years of experience in matters relating to pharmaceutical drug discovery and development in a wide range of therapeutic areas, and an extensive background as a public company executive and board member in the pharmaceutical and biotechnology industries.

Board Leadership Structure

Our Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board of Directors believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for us at a given time.

The Board believes that its current leadership structure, with Mr. Blum serving as Chief Executive Officer and Dr. Gage serving as Chairman, is appropriate for us at this time. Both leaders are actively engaged on significant matters affecting us, such as long-term strategy. The Chief Executive Officer has overall responsibility for all aspects of our operations, while the Chairman has a greater focus on governance of the Company, including oversight of the Board of Directors. We believe this balance of shared leadership between the two positions is a strength for us.

Board Role in Risk Oversight

The role of our Board of Directors is to oversee the President and Chief Executive Officer and other senior management in the competent, lawful and ethical operation of the Company, including management’s establishment and implementation of appropriate practices and policies with respect to areas of potentially significant risk to us. The Board as a whole is responsible for such risk oversight, but administers certain of its risk oversight functions through its committees, such as the Audit Committee, the Compensation and Talent Committee, and the Nominating and Governance Committee.

The Audit Committee is responsible for the oversight of our accounting and financial reporting processes, including our internal control systems. In addition, the Audit Committee oversees and reviews our financially related risk management practices, including our investment policy. At least quarterly, management reports to the Board of Directors and Audit Committee on our significant risk areas, as identified by management. These reports include discussions of current and new areas of potential operational, legal or financial risk and status reports on risk mitigation programs undertaken by us.

As part of the of the Compensation and Talent Committee’s risk oversight function, it considers whether our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on us. In conducting this evaluation, the Compensation and Talent Committee has reviewed our current practices and procedures for awarding cash and equity compensation to employees through the annual performance review process, particularly as such practices and procedures apply to the establishment of the goals that are taken into consideration in the payment of bonuses. The Compensation and Talent Committee has determined that these practices do not encourage inappropriate risk-taking. In particular, because we are a development-stage company with no commercial sales, the Compensation and Talent Committee has concluded that our employees are not incentivized to take inappropriate risks to meet short-term goals, such as quarterly earnings or sales projections. Further, the Compensation and Talent Committee believes that there is sufficient Board of Director oversight of our processes for compensation determinations to avoid the establishment of incentives that are materially adverse to our interests. Accordingly, the Compensation and Talent Committee has determined that our compensation policies at this time do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominating and Governance Committee oversees the risks associated with our corporate governance and operating practices, including those relating to the composition of Board of Directors, the structure and function of Board committees, and meeting logistics and policies. The Nominating and Governance Committee regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors.

Independence of Directors

Each of our directors is independent as defined under the Nasdaq listing standards, except for Robert I. Blum, our President and Chief Executive Officer, who is not independent by virtue of his employment with the Company.

There is no family relationship between any director and executive officer of the Company.

Board of Directors Meetings and Committees

Our Board of Directors held twelve meetings during the fiscal year ended December 31, 2013. Each of the directors serving during fiscal year 2013 attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such director served during his or her tenure. The Board of Directors has a standing Audit Committee, a Compensation and Talent Committee and a Nominating and Governance Committee.

Audit Committee. The Audit Committee consists of directors Denise M. Gilbert, John T. Henderson and commencing February 7, 2013, B. Lynne Parshall. In addition, director Stephen Dow served on the Audit Committee through May 22, 2013. All members of the Audit Committee are independent (as independence is currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Denise M. Gilbert is an “audit committee financial expert” as defined in the SEC rules, based on her past experience as a Chief Finanical Officer of two life science companies. The Audit Committee operates under a written charter adopted by the Board of Directors. We maintain a copy of the Audit Committee charter on our website, www.cytokinetics.com. The information found on our website is not part of this or any other report filed with or furnished to the SEC.

The Audit Committee reviews our critical accounting policies and practices, consults with and reviews the services provided by our independent registered public accounting firm and selects our independent registered public accounting firm.

The Audit Committee held ten meetings during fiscal year 2013.

Compensation and Talent Committee. The Compensation and Talent Committee consists of directors Santo J. Costa, L. Patrick Gage, Sandford D. Smith and Wendell Wierenga. All of the members of the Compensation and Talent Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has adopted a written charter for the Compensation and Talent Committee. We maintain a copy of the Compensation and Talent Committee charter on our website, www.cytokinetics.com.

The Compensation and Talent Committee reviews and approves the salaries and incentive compensation of our executive officers and administers our stock plans and employee benefit plans. The Compensation and Talent Committee, in consultation with the third-party executive compensation consultant and discussion with management, forms its own recommendations for all executive compensation (base salary, bonus, equity and other benefits) and director compensation. All new hire stock option grants to employees above the senior director level, including our executive officers, are approved by the Compensation and Talent Committee. In addition, the Compensation and Talent Committee approves the annual stock option grants for all employees as part of the annual performance review process. The Compensation and Talent Committee has delegated to Robert I. Blum, as President and Chief Executive Officer, the authorization to approve new hire stock option grants, within pre-approved new hire grant guidelines, for new hires at or below the senior director level. Further discussion of the role and function of our Compensation and Talent Committee can be found in the section below entitled “Compensation Discussion and Analysis.”

The Compensation and Talent Committee engages the services of nationally recognized third-party professional executive compensation consulting firms to assist in benchmarking data from competitive peer group companies. The Compensation and Talent Committee engaged Radford Surveys + Consulting in 2012 and 2013 for this purpose.

The Compensation and Talent Committee held six meetings during fiscal year 2013.

Nominating and Governance Committee.    The Nominating and Governance Committee consists of directors Santo J. Costa, L. Patrick Gage, John T. Henderson, and commencing May 22, 2013, B. Lynne Parshall. In addition, director Stephen Dow served on the Nominating and Governance Committee through May 22, 2013. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has adopted a written charter for the Nominating and Governance Committee. We maintain a copy of the Nominating and Governance Committee charter on our website, www.cytokinetics.com.

The Nominating and Governance Committee assists the Board of Directors in identifying qualified persons to serve as directors, evaluates all proposed director nominees, evaluates incumbent directors before recommending renomination, and recommends approved candidates to the Board of Directors for appointment or renomination to Company stockholders. The Nominating and Governance Committee also regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors. If there is a change in a director’s employment, the Nominating and Governance Committee evaluates and makes a recommendation to the Board of Directors as to whether the potential termination of the director is appropriate.

The Nominating and Governance Committee has used Levin & Associates, and intends to use in the future other executive recruiting firms to assist in the identification and evaluation of qualified candidates to join the Board of Directors.

The Nominating and Governance Committee held three meetings during fiscal year 2013.

To date, the Nominating and Governance Committee has not established a policy for considering candidates for director nominated by our stockholders, and will consider director candidates nominated by stockholders on a case-by-case basis, as appropriate. Because those candidates will receive substantially the same consideration that candidates recommended by members of the Board receive, the Board of Directors believes that it is appropriate for the Company to not have a formal policy for considering such candidates at this time. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

We do not have a formal policy regarding stockholder communication with the Board of Directors. However, our stockholders may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors

c/o Corporate Secretary

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, California 94080

or by email to: investor@cytokinetics.com

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board of Directors (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that relates to our business or governance, is not offensive, is legible in form and reasonably understandable in content, and does not merely relate to a personal grievance against us or an individual or the purpose of which is to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

We do not have formal policies regarding attendance by members of the Board of Directors at our annual meetings of stockholders. Robert I. Blum, B. Lynne Parshall and L. Patrick Gage attended the 2013 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

The following table sets forth in alphabetical order the names of our executive officers who are not also directors, and their ages and present positions with us as of April 3, 2014:

Name	Age	Position
Sharon A. Barbari	59	Executive Vice President, Finance and Chief Financial Officer
Bonnie A. Charpentier (1)	62	Senior Vice President, Regulatory Affairs and Compliance
David W. Cragg	58	Senior Vice President, Human Resources
Fady I. Malik, M.D., Ph.D	49	Senior Vice President, Research and Early Development
Andrew A. Wolff, M.D., F.A.C.C.	59	Senior Vice President, Clinical Research and Development and Chief Medical Officer

(1)

Dr. Charpentier joined the Company in January 2014 therefore she has no 2013 compensation. Accordingly she will not be included in any of the 2013 compensation tables under Compensation Discussion and Analysis.

Sharon A. Barbari has served as our Executive Vice President of Finance and Chief Financial Officer since July 2009. She served as our Senior Vice President of Finance and Chief Financial Officer from September 2004 through June 2009. From September 2002 to August 2004, she served as Chief Financial Officer and Senior Vice President of Finance and Administration of InterMune, Inc. From January 1998 to June 2002, she served at Gilead Sciences, Inc., most recently as Vice President and Chief Financial Officer. From 1996 to 1998, she served as Vice President, Strategic Planning at Foote, Cone & Belding Healthcare in San Francisco, an international advertising and marketing firm. From 1972 to 1995, she was employed by Syntex Corporation where she held various management positions in corporate finance, financial planning, marketing and commercial planning. Ms. Barbari received a B.S. in Accounting from San Jose State University.

Bonnie A. Charpentier, Ph. D. joined the Company in January 2014 as our Senior Vice President of Regulatory Affairs and Compliance. Prior to joining the Company, she served as Vice President of Regulatory and Quality at CymaBay Therapeutics, Inc. (formerly Metabolex, Inc.) where she provided strategic regulatory leadership from May 2007 to January 2014. From 2001 to 2006 she served as Vice President of Regulatory and Quality at Genitope Corp. From 1995 to 2001, she held regulatory positions at Roche Global Development, a division of F. Hoffman-La Roche Ltd., including serving as Vice President and Regulatory Site Head in Palo Alto, CA. From 1991 to 1995 she held regulatory positions of increasing responsibility at Syntex Corporation. Dr. Charpentier obtained her Ph.D. in Biology from the University of Houston. She currently serves on the Board of Directors of the American Chemical Society.

David W. Cragg has served as our Senior Vice President, Human Resources since July 2009. He served as our Vice President of Human Resources from February 2005 through June 2009. From October 2000 until January 2005, Mr. Cragg managed his own human resources consulting practice. From March 2000 until its acquisition in September 2000 by Yahoo!, Inc., he was Vice President, Human Resources for eGroups Inc., an Internet email management company. Prior to October 2000, Mr. Cragg was a Principal Human Resources Consultant at Genentech, Inc. Mr. Cragg received a B.A. in Industrial Psychology from the University of California, Santa Cruz.

Fady I. Malik, M.D., Ph.D., has served as our Senior Vice President of Research and Early Development since June 2012. He has been with Cytokinetics since our inception in 1998, serving in a variety of roles all focused towards building our cardiovascular and muscle programs. Since 2000, Dr. Malik has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently an

Associate Clinical Professor and an Attending Interventional Cardiologist at the San Francisco Veterans Administration Medical Center. Dr. Malik received a B.S. from the University of California at Berkeley, a Ph.D. from the University of California at San Francisco and his M.D. from the University of California at San Francisco.

Andrew A. Wolff, M.D., F.A.C.C. has served as our Senior Vice President of Clinical Research and Development and Chief Medical Officer since September 2004. From September 1994 until September 2004, Dr. Wolff held various positions of increasing responsibility at CV Therapeutics, most recently as Senior Vice President and Chief Medical Officer. From 1988 until 1994, he served in various drug development positions of increasing responsibility in both the United States and the United Kingdom for Syntex Corporation, most recently as the Executive Director of Medical Research and New Molecules Clinical Programs Leader. Since 1986, Dr. Wolff has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently an Associate Clinical Professor, and is an Attending Cardiologist in the Coronary Care Unit at the San Francisco Veterans Administration Medical Center. Dr. Wolff received a B.A. in Chemistry and Biology from the University of Dayton and an M.D. from Washington University Medical School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for 2013 for the following executives, who we refer to in this Compensation Discussion and Analysis and in the following tables as our named executive officers:

•	Robert I. Blum, President and Chief Executive Officer;

•	Sharon A. Barbari, Executive Vice President, Finance and Chief Financial Officer;

•	David W. Cragg, Senior Vice President, Human Resources;

•	Fady I. Malik, M.D., Ph.D., Senior Vice President, Research and Early Development; and

•	Andrew A. Wolff, M.D., F.A.C.C., Senior Vice President, Clinical Research and Development and Chief Medical Officer.

Executive Summary

We design our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance and long-term results, while maximizing retention.

The highlights of our 2013 executive compensation program include:

•

We did not provide merit salary increases to our executive team in 2013, which reflected our desire to preserve our cash reserves and to maintain a responsible cost structure in a difficult economic environment. We did grant merit salary increases to other non-executive employees in 2013 consistent with our past practices.

•	We provided a discretionary bonus designed to reward executives for achieving corporate goals and, except for our President and Chief Executive Officer, individual goals in their functional area.

•

Our equity program for our named executive officers consisted of: (i) stock options granted in March 2013 with exercise prices equal to 100% of the fair market value on the date of grant, each vesting monthly over 4 years based on continued service; and (ii) the vesting in September 2013 of the remaining

50% of the restricted stock units granted in November 2011. All employees participated in this special restricted stock unit grant. These equity awards are intended to promote employee retention, encourage executives to focus on creating meaningful stock price appreciation that is sustained over multiple years and provide a meaningful ownership opportunity for our named executive officers. No restricted stock or restricted stock units were granted to named executive officers in 2013 or 2012.

We held our first advisory stockholder vote on executive compensation in May 2011. Approximately 76% of the shares that were voted cast votes in favor of our executive compensation proposal. The Compensation and Talent Committee of the Board of Directors, or the Committee, believes that this vote affirms our stockholders’ support for the Company’s compensation practices. After considering the outcome of the advisory vote, the Committee made no significant changes to the executive compensation program for 2013. We are holding our next advisory vote on executive compensation at this Annual Meeting.

Overview of Compensation Program

Compensation Philosophy and Objectives

The Committee works to structure our executive compensation program to reward achievement of our business goals, align the executive officers’ interests with those of our stockholders and encourage our executives to build a sustainable biopharmaceutical company. The Committee seeks to ensure that we maintain our ability to attract and retain superior employees in key positions by providing our executives compensation that is competitive relative to the compensation paid to similarly situated executives in a defined group of peer companies and the broader marketplace from which we recruit and compete for talent. The Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive and reflective of their performance and contributions toward corporate goals and objectives. To meet these objectives, we provide base salary, cash bonus opportunities, equity awards, broad-based employee benefits with limited perquisites, and severance benefits upon a loss of position in connection with a change in control.

In determining the amount and form of these compensation elements, the Committee considers a number of factors, including:

•	compensation levels paid to similarly situated executives by our Peer Companies (as defined below), to attract and retain executives in a competitive market for talent;

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corporate and individual performance, including performance in relation to our business plan, and execution of individual, team and company-wide strategic initiatives, to focus executives on achieving our business objectives;

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internal pay equity of the compensation paid to one executive officer as compared to another — that is, the compensation paid to each executive should reflect the importance of his or her role to the Company as compared to the roles of the other executives — to promote teamwork and contribute to retention, while recognizing that compensation opportunities should increase based on increased levels of responsibility among officers;

•	broader economic conditions, to ensure that our pay strategies account for how the larger economic environment impacts our business;

•	the potential dilutive effect of equity awards on our stockholders; and

•	the experiences and knowledge of our executives.

Role of the Committee

The Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to all of our employees, including the administration of our equity plans and employee benefit plans. As part of its responsibilities, the Committee is responsible for establishing and implementing compensation decisions for our named executive officers and for evaluating the success of those decisions in supporting the Company’s compensation philosophy for our named executive officers. The Committee reports its decisions regarding executive compensation matters to the entire Board.

As part of its deliberations, in any given year, the Committee may review and consider materials such as Company financial reports, financial projections, operational data and stock performance data. The Committee also reviews information such as total compensation that may become payable to the named executive officers in various hypothetical scenarios, executive stock ownership information, analyses of historical executive compensation levels and current company-wide compensation levels, benchmarking data provided by the independent compensation consultant, and the recommendations of our President and Chief Executive Officer and the Committee’s independent compensation consultant.

Role of the Independent Compensation Consultant

The Committee retained Radford Surveys + Consulting, a division of Aon Consulting, Inc., or Radford, as its independent compensation consultant for compensation decisions in 2013. Pursuant to SEC rules, the Committee has assessed Radford’s independence and concluded that no conflict of interest exists that would prevent Radford from independently advising the Committee.

For 2013, Radford provided the following services to the Committee:

•	reviewed and provided recommendations on the composition of our Peer Companies;

•	provided compensation data related to executives at our 2013 Peer Companies based on data from SEC filings and Radford’s Life Science Survey;

•	conducted a competitive review of the compensation of our named executive officers, including advising on the design and structure of our equity incentive compensation program;

•	prepared an analysis of our share usage under our equity incentive plan in comparison to the 2013 Peer Companies based on data from SEC filings; and

•	made recommendations regarding the structure of our broad-based equity compensation program.

The Company pays for the costs of Radford’s services. However, the Committee has the authority to engage and terminate Radford’s services. Although Radford makes recommendations to the Committee, it has no authority to make compensation decisions on behalf of the Committee or the Company. Radford attends Committee meetings either in person or via conference call as deemed appropriate by the Committee Chair. The Company’s management provides historical data, reviews reports for accuracy and interacts directly with Radford. The Committee, at its discretion, also communicates and meets with Radford independent of the Company’s management.

Radford did not provide any other services to the Company in 2013, other than providing survey data for our broader employee base to our management. The costs of the survey data provided by Radford to management in 2013 did not exceed $15,000. The Committee permitted these other non-executive compensation services as it determined that these services did not constitute a conflict of interest or prevent Radford from objectively performing its work for the Committee.

Role of Executive Officers in Compensation Decisions

For compensation decisions in 2013, our President and Chief Executive Officer aided the Committee by providing recommendations regarding the compensation of all executive officers other than himself. Each executive officer, with the exception of our President and Chief Executive Officer, participated in an annual performance review with our President and Chief Executive Officer to provide input about his or her contributions to the Company’s goals and objectives for 2013. Our President and Chief Executive Officer participated in a similar review process, with respect to his own performance review, with a designated representative from the Board of Directors and Committee member. The Committee assessed the recommendations of our President and Chief Executive Officer (and, with respect to our President and Chief Executive Officer, the recommendations of the Board of Directors’ representative) in the context of each executive officer’s performance. No executive officer participated directly in the Committee’s final determinations regarding the amount of any component of his or her own 2013 compensation package.

Our Human Resources, Finance and Legal departments work with our President and Chief Executive Officer to design and develop compensation programs for our named executive officers, to recommend changes to existing compensation programs, to establish corporate and individual performance goals, to prepare peer data comparisons and other Committee briefing materials and ultimately to implement the Committee’s decisions. Our Senior Vice President, Human Resources and our President and Chief Executive Officer meet separately with Radford to convey information on proposals that management may make to the Committee, as well as to allow Radford to collect information about the Company to perform its duties for the Committee.

Benchmarking

The Committee believes it is important when making its compensation-related decisions to be informed as to current compensation practices of comparable publicly held companies in the life sciences industry. To obtain independent and expert advice on appropriate compensation, the Committee engages Radford to analyze the executive compensation practices of a number of comparable publicly held companies in the life sciences industry, or our Peer Companies. The Committee, in consultation with Radford, reviews and adjusts the list of Peer Companies annually to ensure that the list provides a current and useful comparison of companies for use as a means of comparing our executive compensation levels relative to the market.

The Committee approved the following Peer Companies for use in making compensation decisions in 2013:

• Amicus Therapeutics, Inc.	• GTX Corporation	• Rigel Pharmaceuticals, Inc.
• Anacor Pharmaceuticals, Inc.	• Infinity Pharmaceuticals	• Sangamo Bio Sciences, Inc.
• Anthera Pharmaceuticals, Inc.	• MAP Pharmaceuticals, Inc.	• Sunesis Pharmaceuticals, Inc.
• ArQule, Inc.	• Neurocrine Biosciences, Inc.	• Synta Pharmaceuticals Corp.
• Array Biopharma, Inc.	• Omeros Corporation	• Threshold Pharmaceuticals, Inc.
• Celldex Therapeutics, Inc.	• OncoGenex Pharmaceuticals, Inc.	• XenoPort, Inc.
• Dyax Corp.	• Peregrine Pharmaceuticals	• XOMA Corp.
• GenVec, Inc.

Companies are evaluated and adjusted as appropriate for inclusion in these analyses based on business characteristics similar to ours. Potential companies are selected based on criteria that include business model, stage of development, market capitalization, year of initial public offering, employee headcount, research and development expenditures, cash reserves and revenue. The Committee selected the 2013 Peer Companies in November 2012. At the time of the determination, these companies had a market capitalization between $20 million and $818 million, had an employee head count between 31 and 250, and were generally at a comparable stage to us in the development of their lead drug candidate. The Committee determined that the foregoing selection criteria were appropriate for selecting the 2013 Peer Companies because at such time, Cytokinetics was a clinical stage biopharmaceutical company with a market capitalization of approximately $95 million and 79 employees.

After the 2013 Peer Companies were selected, Radford prepared an extensive analysis of the compensation practices of the Peer Companies as reported in their proxy statements, and offered additional analysis based on the compensation practices of a broader group of life science companies (a subset of what is included in the Radford Life Science Survey).

The Committee reviewed the cash and equity components from these benchmarking analyses to set a total compensation package for each executive officer based on his or her past and anticipated contributions to the Company, current compensation package, compensation market trends for competitive positions, retention risks and overall Company performance. While benchmarking information alone is not sufficient for setting compensation, the Committee believes that considering this information is an important aspect of diligence in compensation-related decisions. Other factors, such as economic conditions, internal pay equity and individual negotiations may play an important role with respect to the compensation offered to an executive in any given year.

In general and in line with the Company’s general compensation philosophy, when considering the Peer Company data, the Committee aims to provide target total cash and long-term equity compensation at or around the median of the compensation paid to similarly situated executives employed by the Peer Companies for target level performance, with compensation above this level possible for exceptional performance. To achieve this positioning for target levels of compensation, the Committee generally sets the various compensation elements as follows:

•	base salaries between the 50th and 75th percentile for comparable positions;

•	target cash bonus compensation at a level such that, when combined with base salary, the target total cash compensation is at or around the median for comparable positions; and

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target long-term equity compensation at a level such that, when combined with target total cash compensation, target total cash and equity compensation is at or around the median for comparable positions.

The Committee believes that weighting compensation more heavily toward base salary, as compared to cash bonus and equity compensation, is appropriate, as discussed below under “Compensation Components — Base Salary”.

Compensation Components

Base Salary.    We provide base salary as a fixed source of compensation for our executive officers for the services they provide to us during the year and to balance the impact of having the remainder of their compensation “at risk” in the form of discretionary annual cash bonuses and equity-based incentive compensation. The Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain talented executives. We believe that base salaries should be consistent with the salaries provided by our Peer Companies. The Committee targets base salary between the 50th and 75th percentiles of the Peer Companies. The Committee believes this positioning is necessary to attract and retain executives in the San Francisco Bay Area where the cost of living is higher than much of the country, and to enable us to recruit executive talent from companies that are at a more mature stage of development and therefore may have greater resources to provide higher base compensation, higher total compensation, greater job security and increased employee benefits.

The Committee generally reviews base salaries annually and adjusts base salaries if necessary to remain at the desired benchmark level as compared to the Peer Company data. The Committee also takes into account each executive’s individual responsibilities, performance during the prior fiscal year and experience in deciding whether the benchmark percentile is the correct positioning for that executive that year. Additionally, in determining base salary increases, the Committee considers the Company’s overall budget for merit salary increases for the year, and whether an executive officer was promoted or his or her responsibilities were or are expected to be modified during the year. The Company’s 2013 budget for merit salary increases for all employees was an aggregate increase of 3% over the 2013 salary budget. There was no separate merit salary increase budget for our named executive officers.

In order to preserve cash, management recommended to the Committee that no merit salary increases be considered for our named executive officers for 2013. The Committee supported this decision. However, based on an analysis of data from our 2013 Peer Companies, the Committee granted a market adjustment to Dr. Malik’s salary. The other named executive officers’ base salaries remained at the same level as 2012. The 2013 base salaries for the named executive officers were as follows:

Named Executive Officer	2013 Base Salary
Robert I. Blum	$555,000
Sharon A. Barbari	$391,000
David W. Cragg	$278,000
Fady Malik, M.D., Ph.D.	$355,000
Andrew A. Wolff, M.D., F.A.C.C.	$388,000

Annual Bonus.    We structure our annual cash bonuses to provide incentives for our executive officers to achieve our annual corporate and individual performance objectives.

Target Bonuses.    Each named executive officer’s annual target bonus is expressed as a percentage of his or her base salary and is set at a level that, upon 100% achievement of the Company’s corporate goals and the named executive officer’s individual performance goals, falls at the median level for a similar executive position as compared to the Peer Company data. In determining the split of the target bonus as between corporate and individual performance, the Committee believes that the more senior a named executive officer’s position and operational responsibilities within the Company, the greater the percentage of his or her bonus that should be weighted to corporate rather than individual achievement. For example, our President and Chief Executive Officer’s bonus is based entirely on corporate achievement and not on individual achievement. Target bonus levels for 2013 performance for the named executive officers, expressed as a percentage of base salary, were as follows:

Named Executive Officer	Target Bonus % of Salary(1)	Individual Achievement Contribution(1)	Corporate Achievement Contribution(1)
Robert I. Blum	50%	0%	100%
Sharon A. Barbari	40%	25%	75%
David W. Cragg	30%	25%	75%
Fady Malik, M.D., Ph.D.	30%	25%	75%
Andrew A. Wolff, M.D., F.A.C.C.	35%	25%	75%

(1)	No changes were made from 2012 levels.

The 2013 target bonus levels were at the median level for similar executive positions as compared to the 2013 Peer Company data.

In the first quarter of each year, the Committee establishes general corporate goals that it wishes to see achieved. However, the Committee does not establish a specific performance formula. Rather, the Committee determines actual bonuses in a subjective fashion at the end of the year, taking into account the original goals and any other factors the Committee determines are material, in its discretion. The minimum bonus amount is zero, and the maximum is 120% of the target bonus amount. If the Committee determines that bonuses should not be awarded for corporate achievement for any reason, bonuses will not be paid even if the individual achievements were met. We believe this fully discretionary bonus structure allows the Committee to be responsive to the uncertainties and lack of predictability associated with being a biotechnology company dedicated to the discovery, development and commercialization of first-in-class therapeutics with novel mechanisms of action.

Equity Awards.    The Committee believes that providing a material portion of our executive officers’ total compensation in equity awards aligns the interests of our executive officers with our stockholders, by linking the value of compensation to the value of our common stock. In determining the form and size of equity awards, the Committee considers information provided by Radford as to whether the complete compensation packages provided to each named executive officer, including prior equity awards, are sufficient to retain, motivate and adequately reward the executive for his or her contributions. In addition, in determining the size of equity awards, the Committee considers the anticipated value of the named executive officer’s contributions going forward.

Stock Options.    We grant stock options to our named executive officers when they join us and annually, on a discretionary basis, as part of our performance review and rewards process. All options have an exercise price equal to the fair market value of our common stock on the date of grant, and generally vest monthly based on continued service over a four-year period (with a one-year cliff for new hire grants). As a result of our option grant structure, the options provide a return to the executive officer only if the executive officer remains a service provider to the Company, and then only if the market price of our common stock appreciates relative to the option exercise price over the period in which the option vests and beyond.

In determining the size of stock option grants to executive officers in a given year, the Committee may consider:

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for each executive officer, the value of equity awards granted to executives in similar positions at our Peer Companies, targeting long-term equity compensation at a level such that, when combined with target total cash compensation, the officer’s target total compensation opportunity is at or around the median for comparable positions;

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the equity budget for a given year for all of our employees, and the percentage of that budget allocated to be used for awards to our named executive officers. Generally we allocate less than half of the budget to grants to our executive officers, reflecting our belief that all employees should share in our success through the value of equity compensation;

•	the retention and motivation value of equity awards that have been previously granted to each executive officer;

•	each executive officer’s total potential ownership as a percentage of our total outstanding shares; and

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internal pay equity among our named executive officers, to reflect the importance of each officer’s responsibilities for the Company’s success as compared to the other executive officers and our President and Chief Executive Officer.

The number of shares underlying stock options granted to our named executive officers in March 2013 was as follows. All shares have been adjusted for the Company’s 1-for-6 reverse stock split effective June 24, 2013:

Named Executive Officer	Option Shares
Robert I. Blum	133,333
Sharon A. Barbari	49,999
David W. Cragg	25,000
Fady Malik, M.D., Ph.D	50,000
Andrew A. Wolff, M.D., F.A.C.C.	41,666

Restricted Stock Units.    In November 2011, the Company awarded service-vested restricted stock units to all of our employees, including our then-current named executive officers, to encourage retention of employees following our October 2011 restructuring. These restricted stock units vested over two years of service, with 50% vesting in September 2012 and the remaining 50% vesting in September 2013. No restricted stock or restricted stock units were granted to named executive officers in 2013 or 2012.

Corporate and Individual Achievement Assessment

Corporate Achievement.    Before the start of each calendar year, management prepares a set of corporate goals covering our expected operating and financial performance for the fiscal year. Our corporate goals are focused on corporate metrics and objectives that are intended to provide both near- and long-term stockholder value. The Committee then reviews and approves these corporate goals.

For 2013, the Committee approved corporate goals related to:

•	completing enrollment in BENEFIT-ALS, the Phase IIb clinical trial of tirasemtiv, our lead fast skeletal muscle activator, and presenting data from the trial;

•	commencing and completing Phase I clinical trials for CK-2127107, a second fast skeletal muscle activator;

•	supplying materials for clinical trials of our drug candidate in our skeletal muscle contractility development program;

•	advancing our research programs to lead optimization and candidate selection;

•	corporate partnering of our skeletal muscle contractility program and receipt of funds from other partnered programs;

•	managing budgets to close the fiscal year with sufficient cash to cover projected expenditures and executing on a shareholder-approved reverse split of our common stock.

At the end of each year, the Committee determines the overall level of corporate achievement, including assessing our performance relative to these goals. The Committee does not use a rigid formula in determining the Company’s level of achievement, but considers:

•	the degree of success achieved for each corporate goal, comparing actual results against the pre-determined deliverables associated with each objective;

•	the difficulty of the goal;

•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;

•	other factors that may have made the stated goals more or less important to our success; and

•	other accomplishments by us during the year or other factors which, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

The Committee does assign weightings to the goals by functional area, but uses its discretion and judgment to determine a percentage that it believes fairly represents our achievement level for the year.

Individual Achievement.    Individual goals for each named executive officer are derived from the corporate goals that relate to his or her functional area, except for the President and Chief Executive Officer, who has no individual goals apart from the corporate goals. The President and Chief Executive Officer establishes the individual goals with each named executive officer described below based on the relevant corporate goals and key functional area priorities for the year.

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Ms. Barbari’s 2013 goals related to supporting partnering activities and providing financial analyses as needed for deal structures, recruiting staff to ensure continuity in workflow and reduce dependency on outside consultants, implementing a reverse stock split, managing the implementation of upgrades to our financial systems, completing tenant improvement upgrades to the facility, managing spending within the Board-approved net operating budget and developing contingency plans to address future cash requirements, ensuring compliance with internal controls as required by COSO and AS-5, meeting SEC reporting and compliance requirements and supporting the presentation of key clinical data with appropriate investor events.

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Mr. Cragg’s 2013 goals related to meeting staffing metrics regarding direct hires, headcount planning and budgetary goals, managing the Company’s compensation and benefit programs, conducting a market analysis of the Company’s equity programs to ensure competitiveness and cost effectiveness, and leading our corporate employee community service volunteerism program.

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Dr. Malik’s 2013 goals related to advancing research programs to candidate selection and hit-to-lead stages, collaborating with Amgen on the development program for omecamtiv mecarbil and the follow-on research program directed to next-generation compounds in our cardiac muscle contractility program, providing high quality, clinical trial supplies, supporting the conduct of our BENEFIT-ALS and CY 5011 clinical trials and developing a non-clinical development readiness plan to support continued development of tirasemtiv into Phase III.

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Dr. Wolff’s 2013 goals related to completing enrollment in BENEFIT-ALS, presenting the trial data, preparing for the potential Phase III development program for tirasemtiv, developing systems, procedures, and plans for the potential registration of tirasemtiv for the treatment of ALS, supporting Amgen in Phase II development of omecamtiv mecarbil, supporting partnering efforts and initiating a Medical Affairs department at the Company.

At the end of each year, the Committee and the President and Chief Executive Officer determine the overall level of individual achievement for each named executive officer, which includes, but is not limited to, an assessment of the executive’s performance relative to these goals. The Committee does not use a rigid formula in determining each executive officer’s level of achievement, but considers:

•	the degree of success achieved against the specific deliverables associated with each objective;

•	the difficulty of the goal;

•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;

•	the overall performance of the functional areas for which the executive officer has responsibility;

•	the manner in which the executive officer contributes to the overall success of the Company, including areas outside of his or her responsibility;

•	the overall management of the executive officer’s staff;

•	other factors that may have made the stated goals more or less important to our success; and

•	other accomplishments by the executive officer during the year which, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

The Committee does not assign weights in these assessments, but uses its discretion and judgment to determine, based on recommendations by the President and Chief Executive Officer, a percentage that it believes fairly represents the named executive officer’s individual achievement level for the year.

2013 Executive Compensation Decisions

Corporate Achievement Level

In February 2014, the Committee determined that the Company had an overall corporate achievement level of 90% for 2013. This determination was based on successes in the advancement of our skeletal muscle clinical development programs, the advancement of our skeletal muscle research program, and the generation of funds through equity financings. The Committee considers these achievements alongside progress toward achieving business development goals, other financing objectives and certain research goals.

Individual Achievement Levels

Mr. Blum’s individual achievement level is based solely on the corporate achievement level, which for 2013 was 90%, as discussed above. In February 2014, the Committee determined that the other named executive officers had individual achievement levels for 2013, based on their individual goals for 2013 and achievements against them described above, as follows: Ms Barbari — 90%; Mr. Cragg — 90%; Dr. Malik — 100%; and Dr. Wolff — 50%.

Performance Bonus for 2013 Performance

In February 2014, the Committee determined that the Company had an overall corporate achievement level of 90% for 2013. This determination was based on successes in the advancement of the Company’s skeletal and cardiac muscle research and development programs and the achievement of business development goals. The Committee also considered progress against objectives related to financial management and early research programs.

Robert I. Blum.

•	Salary. The Committee did not grant a merit salary increase to Mr. Blum for 2013, as discussed above. Accordingly, Mr. Blum’s base salary for 2013 remained at $555,000.

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Bonus.    In February 2014, the Committee awarded Mr. Blum a bonus for 2013 performance of $249,750, or 45% of his 2013 base salary. This was based on a target bonus of 50% of his base salary, multiplied by the corporate achievement level of 90%.

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Equity.    In March 2013, the Committee awarded Mr. Blum stock options to purchase 133,333 shares of common stock in consideration of his performance as President and Chief Executive Officer in 2012. This award was within the targeted equity award range based on an analysis of data from our 2013 Peer Companies, which resulted in targeted cash and equity compensation at or around the median.

Sharon A. Barbari.

•	Salary. The Committee did not grant a merit salary increase to Ms. Barbari for 2013, as discussed above. Accordingly, Ms. Barbari’s base salary for 2013 remained at $391,000.

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Bonus.    In February 2014, the Committee awarded Ms. Barbari a bonus for her 2013 performance of $140,760, or 36% of her 2013 base salary. This was based on a target bonus of 40% of base salary, multiplied by an overall achievement level of 90% (based on a weighting of 25% for her individual achievement level of 90% and 75% for the corporate achievement level of 90%).

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Equity.    In March 2013, the Committee awarded Ms. Barbari stock options to purchase 49,999 shares of common stock. In determining the size of the award, the Committee considered her contribution with managing financial resources in 2012 which resulted in cash reserves in excess of those required to cover capital expenditure in the months following. This award was within the targeted equity award range based on an analysis of data from our 2013 Peer Companies which resulted in targeted cash and equity compensation at or around the median.

David W. Cragg.

•	Salary. The Committee did not grant a merit salary increase to Mr. Cragg for 2013, as discussed above. Accordingly, Mr. Cragg’s base salary for 2013 remained at $278,000.

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Bonus.    In February 2014, the Committee awarded Mr. Cragg a bonus for his 2013 performance of $75,060 or 27% of his 2013 base salary. This was based on a target bonus of 30% of base salary, multiplied by an overall achievement level of 90% (based on a weighting of 25% for his individual achievement level of 90% and 75% for the corporate achievement level of 90%).

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Equity.    In March 2013, the Committee awarded Mr. Cragg stock options to purchase 25,000 shares of common stock. In determining the size of the award, the Committee considered his contributions in 2012 in meeting the goals related to staffing metrics, compensation and benefits programs objectives and leading efforts for corporate giving and community service goals. This award was within the targeted equity award range based on an analysis of data from our 2013 Peer Companies which resulted in targeted cash and equity compensation at or around the median.

Fady Malik.

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Salary.    The Committee did not grant a merit salary increase to Mr. Malik for 2013, as discussed above. However, based on an analysis of data from our 2013 Peer Companies, the Committee granted a market adjustment to Dr. Malik’s salary which brought his 2013 salary to $355,000.

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Bonus.    In February 2014, the Committee awarded Dr. Malik a bonus for his 2013 performance of $98,513 or 28% of his 2013 base salary. This was based on a target bonus of 30% of base salary, multiplied by an overall achievement level of 92.5% (based on a weighting of 25% for his individual achievement level of 100% and 75% for the corporate achievement level of 90%).

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Equity.    In March 2013, the Committee awarded Dr. Malik stock options to purchase 50,000 shares of common stock. In determining the size of the award, the Committee considered his contributions in research, preclinical and nonclinical development areas in 2012. This award was within the targeted equity award range based on an analysis of data from our 2013 Peer Companies which resulted in targeted cash and equity compensation at or around the median.

Andrew A. Wolff.

•	Salary. The Committee did not grant a merit salary increase to Dr. Wolff for 2013, as discussed above. Accordingly, Dr. Wolff’s base salary for 2013 remained at $388,000.

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Bonus.    In February 2014, the Committee awarded Dr. Wolff a bonus for his 2013 performance of $108,640 or 28% of his 2013 base salary. This was based on a target bonus of 35% of base salary, multiplied by an overall achievement level of 80% (based on a weighting of 25% for his individual achievement level of 50% and 75% for the corporate achievement level of 90%).

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Equity.    In March 2013, the Committee awarded Dr. Wolff stock options to purchase 41,666 shares of common stock. In determining the size of the award, the Committee considered his contributions in 2012 including successful completion of Phase IIa evidence of effect of clinical trial of tirasemtiv. This award was within the targeted equity award range based on an analysis of data from our 2013 Peer Companies which resulted in targeted cash and equity compensation at or around the median.

Severance Benefits and Employment Agreements

We have entered into Executive Employment Agreements with each of our named executive officers. These agreements provide for salary and benefit continuation, bonus payments and accelerated vesting of equity awards upon the termination of their employment either by us without cause, or by the executive for good reason following a loss of position in connection with a change of control of the Company. The terms of these agreements are described in more detail in the section entitled “Potential Payments Upon Change of Control.” In addition, our equity plan provides that all employee equity awards will be subject to full acceleration if they are not assumed or replaced with comparable awards by the acquirer.

The Committee believes these severance and change of control benefits are an essential element of our executive compensation package and assist it in recruiting and retaining talented executive officers. The Committee believes these benefits serve to minimize the distractions to the executive, reduce the risk that the executive will depart the Company before an acquisition is consummated, and allow the executive to focus on continuing normal business operations and the success of a potential business combination, rather than worrying about how business decisions that may be in the best interest of the Company and its stockholders will impact his or her own financial security. That is, these change of control arrangements help ensure stability among our executive officer ranks and will enable our executives to maintain a balanced perspective in making overall business decisions during periods of uncertainty. Further, these agreements are in line with customary practices at an executive officer level at the Peer Companies.

Other Compensation

Our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, employee stock purchase and 401(k) plans. These benefits are available to our executives on the same terms and conditions as our other employees. Our executive officers do not receive any perquisites other than those provided to all employees.

Equity Compensation Policies

Our policy is to make new-hire and annual equity grants on pre-determined dates as follows:

•	The Committee pre-approves new hire stock option grants before an offer is made and the options are granted on the last day of the month in which the employee is hired.

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We make annual equity grants, on a discretionary basis, as part of our performance review and reward process. The Committee makes annual grants to employees at a Committee meeting held during the first quarter of each fiscal year.

The exercise price of the stock options is not less than the closing price of our common stock on the NASDAQ Capital Market on the grant date of the option. Our policy is not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

We encourage our executive officers to hold a significant equity interest in the Company, but we have not set specific ownership guidelines. We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, to $1.0 million per executive per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While the Committee is mindful of the benefit to us of the full deductibility of compensation, the Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Accordingly, although our grants of stock options to our executive officers will be considered “performance-based compensation” under Section 162(m), their annual cash bonuses, if any, will not. We intend to continue to compensate our executive officers in a manner consistent with what we believe are the best interests of the Company and our stockholders.

Accounting Considerations

In determining the size and type of equity awards, the Committee also considered the potential impact of the accounting guidance for stock-based compensation to determine the effect of awards. However, we do not set a specific budget for equity compensation based on the accounting cost.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Committee originally believed. However, as a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to the material noncompliance with any financial reporting requirements under the federal securities laws, our President and Chief Executive Officer and Executive Vice President, Finance and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Compensation and Talent Committee Report

The Compensation and Talent Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION AND

TALENT COMMITTEE

Santo J. Costa

L. Patrick Gage

Sandford D. Smith

Wendell Wierenga

Dated: April 3, 2014

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, directors Santo J. Costa, L. Patrick Gage, Sandford D. Smith and Wendell Wierenga served on the Compensation and Talent Committee. No current or former member of the Compensation and Talent Committee or executive officer of the Company has served as a member of the Board of Directors or Compensation and Talent Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation and Talent Committee. The current and former members of the Compensation and Talent Committee were not officers or employees of the Company while a member of the Compensation and Talent Committee during fiscal year 2013.

Risk Analysis of the Compensation Programs

The Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs is intended to encourage our employees to remain focused on both our short- and long-term goals. For example, while our cash bonus plans measure corporate and individual performance on an annual basis, the stock options typically vest over a number of years, which the Committee believes encourages employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Summary Compensation Table

The following table summarizes the total compensation earned by or paid to each of the named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011:

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation		Total

Robert I. Blum	2013	$555,000	—	$518,000	$249,750	(3)	$1,322,750
President and Chief	2012	$555,000	—	$299,205	$242,813		$1,097,018
Executive Officer	2011	$550,000	$395,150	$513,050	—		$1,458,200

Sharon A. Barbari	2013	$391,000	—	$194,250	$140,760	(3)	$726,010
Executive Vice President, Finance	2012	$391,000	—	$116,358	$139,783		$647,141
and Chief Financial Officer	2011	$389,667	$225,800	$205,220	—		$820,687

David W. Cragg	2013	$278,000	—	$97,125	$75,060	(3)	$450,185
Senior Vice President,	2012	$278,000	—	$59,841	$73,496		$411,337
Human Resources	2011	$277,083	$141,125	$102,610	—		$520,818

Fady Malik, M.D., Ph.D.	2013	$347,500	—	$194,250	$98,513	(3)	$640,263
Senior Vice President,	2012	$310,000	—	$116,358	$83,119		$509,477
Research and Early Development	2011	$282,566	$197,575	$76,958	$38,738	(4)	$595,837

Andrew A. Wolff, M.D., F.A.C.C.	2013	$388,000	—	$161,875	$108,640	(3)	$658,515
Senior Vice President, Clinical	2012	$388,000	—	$116,358	$117,976		$622,334
Research and Development and Chief Medical Officer	2011	$386,375	$197,575	$205,220	$—		$789,170

(1)	Includes amounts earned but deferred at the election of the named executive officers pursuant to our 401(k) employee savings and retirement plan.

(2)

Amounts in these columns reflect the grant date fair value of awards granted pursuant to our equity incentive plans, calculated in accordance with the accounting guidance for stock compensation. Assumptions used for the valuation of option grants are set forth in Note 13 to our audited financial statements for each of the fiscal years ended December 31, 2013, 2012 and 2011, included in our Annual Report on Form 10-K for each of such years.

(3)	Represents amounts earned in 2013 pursuant to our Employee Bonus Plan and paid on March 7, 2014.

(4)	In 2011, Dr. Malik was not a named executive officer, and he therefore received a bonus while the other named executive officers did not.

Employment and Other Agreements

We have entered into Executive Employment Agreements with each named executive officer.

The Executive Employment Agreements provide for such officers to remain at-will employees of the Company and to receive salary, bonus and benefits as determined at the discretion of the Board of Directors. Such agreements also provide for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, they resign for good reason or are terminated by us or our successor other than for cause — see “Potential Payments Upon Change of Control” below.

Grants of Plan Based Awards in 2013

The following table sets forth information regarding plan-based awards to each of the named executive officers during 2013. All option awards have been adjusted for the Company’s 1-for-6 reverse stock split:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert I. Blum		$0	$277,500	$333,000	—	—	—	—
	03/05/13	—	—	—	—	133,333	$6.00	$518,000
Sharon A. Barbari		$0	$156,400	$187,680	—	—	—	—
	03/05/13	—	—		—	49,999	$6.00	$194,250
David W. Cragg		$0	$83,400	$100,080	—	—	—	—
	03/05/13	—	—	—	—	25,000	$6.00	$97,125
Fady I. Malik, M.D., Ph.D.		$0	$106,500	$127,800	—	—	—	—
	03/05/13	—	—	—	—	50,000	$6.00	$194,250
Andrew A. Wolff, M.D., F.A.C.C.		$0	$135,800	$162,960	—	—	—	—
	03/05/13	—	—	—	—	41,666	$6.00	$161,875

(1)

Reflects each named executive officer’s participation in our Employee Bonus Plan, calculated based on each officer’s respective base salary and position as of December 31, 2013. Amounts actually earned under the plan in 2012, if any, are reflected in the Summary Compensation Table above.

(2)	No restricted stock units were awarded to the named executive officers in 2013 or 2012.

(3)	All stock options granted to the named executive officers in 2013 were granted under the 2004 Equity Plan. Each option vests monthly over a four-year period.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information regarding outstanding equity awards held by each named executive officer as of December 31, 2013. All awards have been adjusted for the Company’s 1-for-6 reverse stock split effective June 24, 2013:

	Option Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable(1)
Robert I. Blum	7,500	—	$39.54	04/11/2015
	16,666	—	$42.90	03/01/2016
	41,666	—	$40.86	03/14/2017
	33,333	—	$20.22	02/28/2018
	45,832	—	$11.10	02/26/2019
	43,125	1,875	$18.48	02/24/2020
	59,029	24,303	$9.42	02/28/2021
	32,814	42,185	$6.30	03/05/2022
	25,000	108,333	$6.00	03/05/2023
Sharon A. Barbari	18,333	—	$59.70	09/15/2014
	2,749	—	$39.54	04/11/2015
	9,999	—	$42.90	03/01/2016
	9,999	—	$40.86	03/14/2017
	20,499	—	$20.22	02/28/2018
	25,000	—	$11.10	02/26/2019
	21,562	937	$18.48	02/24/2020
	23,611	9,721	$9.42	02/28/2021
	12,762	16,404	$6.30	03/05/2022
	9,375	40,624	$6.00	03/05/2023
David W. Cragg	13,332	—	$57.12	02/14/2015
	6,666	—	$42.90	03/01/2016
	8,332	—	$40.86	03/14/2017
	11,666	—	$20.22	02/28/2018
	14,166	—	$11.10	02/26/2019
	14,375	625	$18.48	02/24/2020
	11,806	4,860	$9.42	02/28/2021
	6,562	8,437	$6.30	03/05/2022
	4,688	20,312	$6.00	03/05/2023
Fady I. Malik, M.D., Ph.D.	2,083	—	$39.00	03/04/2014
	1,500	—	$42.60	03/23/2015
	5,833	—	$42.24	03/15/2016
	3,299	—	$40.86	03/14/2017
	3,134	—	$20.22	02/28/2018
	6,666	—	$11.10	02/26/2019
	7,986	347	$18.48	02/24/2020
	8,855	3,645	$9.42	02/28/2021
	12,761	16,405	$6.30	03/05/2022
	9,376	40,624	$6.00	03/05/2023
Andrew A. Wolff, M.D., F.A.C.C.	18,332	—	$59.46	10/20/2014
	2,083	—	$39.54	04/11/2015
	9,999	—	$42.90	03/01/2016
	9,166	—	$40.86	03/14/2017
	20,832	—	$20.22	02/28/2018
	21,666	—	$11.10	02/26/2019
	21,563	937	$18.48	02/24/2020
	23,612	9,720	$9.42	02/28/2021
	12,762	16,404	$6.30	03/05/2022
	7,813	33,853	$6.00	03/05/2023

(1)	All currently unexercisable options in this table vest monthly over a four-year period from the date of grant.

Option Exercises and Vesting of Stock in 2013

The following table sets forth all stock options exercised and value received upon exercise, and all stock awards vested and value realized upon vesting during the fiscal year ending December 31, 2013. All awards have been adjusted for the Company’s 1-for-6 reverse stock split effective June 24, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Received on Exercise	Number of Shares Acquired on Vesting	Value Received on Vesting(1)
Robert I. Blum	—	—	29,166	$223,120
Sharon A. Barbari	—	—	16,666	$127,495
David W. Cragg	—	—	10,416	$79,682
Fady I. Malik, M.D., Ph.D.	—	—	14,583	$111,560
Andrew A. Wolff, M.D., F.A.C.C.	—	—	14,583	$111,560

(1)	The value realized equals the market value of our Common Stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits

We do not provide our employees, including our named executive officers, with a defined benefit pension plan or any supplemental executive retirement plans or retiree health benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified defined contribution plan or other nonqualified deferred compensation plan.

Potential Payments Upon Change of Control

We have entered into Executive Employment Agreements with each of the named executive officers. Such agreements provide for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, the executive officer resigns for good reason or is terminated by us or our successor other than for cause (a “qualifying resignation or termination”) and such officer signs a standard release of claims with us.

“Good reason” includes a material reduction in salary; a material decrease in duties or responsibilities; a material decrease in the duties or responsibilities of the supervisor to whom the executive officer is required to report; a material decrease in the budget over which the executive officer has authority; relocation of the place of employment to a location more than fifty miles from our location at the time of the change in control; or a material breach of the Executive Employment Agreement by us or our successor.

“Cause” includes failure to substantially perform the duties of the job other than due to physical or mental illness; engaging in conduct that is materially injurious to us or constitutes gross misconduct; material breach of the Executive Employment Agreement by the executive officer; material breach of Company policies that have been adopted by the Board of Directors; conviction of a felony; or fraud against us.

Upon a qualifying resignation or termination, Ms. Barbari, Mr. Cragg, Dr. Malik and Dr. Wolff will become entitled to receive: continuing severance payments at a rate equal to their base salary for a period of eighteen months; a lump sum payment equal to their full target annual bonus; acceleration in full of vesting of equity awards held by them; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date they obtain employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, the Executive Employment Agreements of Ms. Barbari, Mr. Cragg, Dr. Malik and Dr. Wolff each provide that the benefit amount may be reduced so that no portion of the payment is subject to the excise tax.

Upon a qualifying resignation or termination, Mr. Blum will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of twenty-four months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of equity awards held by him; and continued employee benefits until the earlier of twenty-four months following the date of termination or resignation or the date he obtains employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, Mr. Blum is eligible to receive a payment from us sufficient to pay the excise tax, and a tax gross-up payment, which is an additional payment sufficient to pay the excise tax and other income taxes resulting from the initial excise tax payment. This excise tax and tax gross-up payment has been a benefit we have historically offered at the Chief Executive Officer level based on the uniqueness and importance of that role to our business.

The provisions of each Executive Employment Agreement are intended to comply with the requirements of Section 409A so that none of the severance payments or benefits to be provided under the agreements will be subject to the additional tax imposed under Section 409A. If severance payments to an executive officer at the time of termination would trigger the additional tax imposed under Section 409A, then such payments will instead become payable to the executive officer starting six months and one day after the termination date.

Severance payments and benefits provided to an executive officer under an Executive Employment Agreement following a qualifying resignation or termination are subject to certain conditions including adherence to existing confidentiality, proprietary information and invention assignment agreements, and non-competition clauses.

The following table summarizes the potential benefits the named executive officers would receive in the circumstances described above assuming their employment had been terminated on December 31, 2013:

Name	Salary	Bonus	Acceleration of Vesting of Stock Options(1)	Continuation of Employee Benefits(2)	Total(3)
Robert I. Blum	$1,110,000	$277,500	$62,604	$65,797	$1,515,901
Sharon A. Barbari	$586,500	$156,400	$23,593	$48,981	$815,474
David W. Cragg	$417,000	$83,400	$11,843	$48,655	$560,898
Fady I. Malik, M.D., Ph.D.	$532,500	$106,500	$23,593	$48,651	$711,244
Andrew A. Wolff, M.D., F.A.C.C.	$582,000	$135,800	$20,207	$34,219	$772,226

(1)

The value of the acceleration of vesting of stock options is calculated as the amount by which the closing market price of the Company’s Common Stock as of December 31, 2013 of $6.50 exceeds the exercise price for unvested stock options as of December 31, 2013.

(2)	Includes the cost of premiums for medical, dental, vision, life and disability insurance coverage under our group employee benefit plans.

(3)

Based on the payment amounts reflected in the table, none of the named executive officers would be subject to excise taxes under Sections 280G and 4999 of the Code as of December 31, 2013. Thus, Mr. Blum would not receive excise tax reimbursement or tax gross-up payments, and the termination payments to the other named executive officers would not be reduced to avoid excise taxes.

Director Summary Compensation Table for 2013

The following table summarizes the total compensation earned by our Directors for the fiscal year ended December 31, 2013. All shares listed in the footnotes below have been adjusted for the Company’s 1-for-6 reverse stock split effective June 24, 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(1)(2)	All Other Compensation ($)(12)	Total ($)
Robert I. Blum(3)	—	—	—	—
Santo J. Costa(4)	$55,000	$18,567	$2,426	$75,993
Stephen Dow(5)	$8,333	$56,649	—	$64,982
L. Patrick Gage, Ph.D.(6)	$13,333	$115,679	—	$129,012
Denise M. Gilbert, Ph.D.(7)	$55,000	$18,567	—	$73,567
John T. Henderson, M.B., Ch.B.(8)	$15,000	$75,216	—	$90,216
B. Lynne Parshall, Esq., (9)	$23,542	$75,734	—	$99,276
Sandford D. Smith(10)	$25,000	$46,892	—	$71,892
Wendell Wierenga, Ph.D.(11)	$42,500	$18,567	—	$61,067

(1)

Mr. Dow, Dr. Gage, and Dr. Henderson each made an annual election to receive 100% of their retainer fees for 2013 in stock options. Mr. Smith and Ms. Parshall each made an annual election to receive 50% of their retainer fees for 2013 in stock options.

(2)

Amounts in this column reflect the grant date fair value of awards granted in 2013, calculated in accordance with the accounting guidance for stock compensation. Assumptions used for the valuation of option grants are set forth in Note 13 to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K.

(3)	Employee Directors receive no separate compensation for their services as members of the Board of Directors.

(4)	As of December 31, 2013, Mr. Costa had outstanding options to purchase 18,331 shares of Common Stock, of which 16,595 were exercisable.

(5)

Mr. Dow resigned as a director as of May 22, 2013. As a result of this resignation, a portion of the stock option grant Mr. Dow elected to receive in lieu of his 2013 annual retainer fee was forfeited in accordance with the grant’s vesting provisions. As of December 31, 2013, Mr. Dow had no outstanding options to purchase shares of Common Stock.

(6)	As of December 31, 2013, Dr. Gage had outstanding options to purchase 82,022 shares of Common Stock, of which 77,177 were exercisable.

(7)	As of December 31, 2013, Dr. Gilbert had outstanding options to purchase 22,498 shares of Common Stock, of which 20,762 were exercisable.

(8)	As of December 31, 2013, Dr. Henderson had outstanding options to purchase 62,868 shares of Common Stock, of which 59,318 were exercisable.

(9)	As of December 31, 2013, Ms. Parshall had outstanding options to purchase 17,296 shares of Common Stock, of which 9,008 were exercisable.

(10)	As of December 31, 2013, Mr. Smith had outstanding options to purchase 28,618 shares of Common Stock, of which 23,197 were exercisable.

(11)	As of December 31, 2013, Dr. Wierenga had outstanding options to purchase 18,331 shares of Common Stock, of which 16,224 were exercisable.

(12)	Represents costs incurred by the Company for the directors’ spouses to accompany them to business functions.

We reimburse our non-employee directors for their expenses incurred in connection with attending Board of Directors and committee meetings.

Non-employee directors receive a base retainer for service on the Board of Directors and an additional retainer for each committee on which they serve. Non-employee directors no longer receive per-meeting fees. Annual retainers are as follows:

Annual Base Retainer	Chairman	$60,000
	Lead outside director (if any)	$42,500
	Other directors	$35,000

Committee Chairperson Retainer	Audit Committee	$20,000
	Compensation and Talent Committee	$15,000
	Nominating and Governance Committee	$10,000

Committee Member Retainer	Audit Committee	$10,000
	Compensation and Talent Committee	$7,500
	Nominating and Governance Committee	$5,000

Each independent outside director may continue to make an annual election to receive his or her annual base retainer in cash or to receive either 50% or 100% of the retainer in stock options. The grant date of the stock options is the first business day of the fiscal calendar year. The number of stock options is calculated at a rate of 2.5 times the cash retainer amount, divided by the closing price of our Common Stock on the date of grant. For example, if a director elects to receive 100% of the retainer in stock options, $87,500 (2.5 times $35,000) is divided by the closing stock price on the date of grant to determine the number of stock options. The stock options vest monthly over a one-year vesting period. This election is not available for the committee retainers.

The Company reimburses its non-employee directors for their out-of-pocket expenses incurred in connection with attending Board of Directors and committee meetings.

We have in the past granted non-employee directors options to purchase our Common Stock pursuant to the terms of our 2004 Equity Plan, and our Board of Directors continues to have the discretion to grant options to new and continuing non-employee Directors. In January and March 2004, our Board of Directors and stockholders, respectively, approved our 2004 Equity Plan, which provided for automatic grants of stock options to directors who are not our officers or employees. Effective July 1, 2012, new directors received an initial option grant of 8,333 shares on joining the Board of Directors, and continuing directors received an annual option grant 4,167 shares. Generally, grants to new directors vested monthly over three years and grants to continuing directors vest monthly over one year.

Employee directors who meet the eligibility requirements may participate in our 2004 Employee Stock Purchase Plan.

We maintain director and officer indemnification insurance coverage. This insurance covers directors and officers individually. The policies currently run from June 1, 2013 through June 1, 2014 at a total annual cost of $319,000. The primary carrier is Old Republic Insurance Company.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed and approved annually by the Audit Committee. The purpose of the Audit Committee is to:

•	Select the Company’s independent auditors and oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•

Assist the Board of Directors in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s financial reporting process, (iii) the Company’s compliance with legal and regulatory requirements under applicable securities law, (iv) the independent auditors’ qualifications, independence and performance, (v) the Company’s systems of internal accounting and financial controls, and (vi) other areas of current or potential risk to the Company’s finances;

•	Provide the Board of Directors with the results of its monitoring and recommendations derived therefrom;

•	Prepare a report in the Company’s annual proxy statement in accordance with SEC rules; and

•

Provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that come to its attention and that require the attention of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

In fulfilling its responsibilities during 2013, the Audit Committee has:

•	Reviewed and discussed the audited financial statements and the Company’s financial reporting processes with management;

•

Discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, matters required to be discussed under Statements of Auditing Standards No. 61, Communications with Audit Committees, as amended, and Statements of Auditing Standards No. 90, Communication with Audit Committees;

•

Received from PricewaterhouseCoopers LLP written disclosures and a letter regarding their independence as required by the rules of the Public Company Accounting Oversight Board, and discussed with PricewaterhouseCoopers LLP their independence from management and the Company; and

•

Discussed with PricewaterhouseCoopers LLP the overall scope and plans for the audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Respectfully submitted,

MEMBERS OF THE AUDIT COMMITTEE

Denise M. Gilbert

John T. Henderson

B. Lynne Parshall

Dated: April 3, 2014

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that during 2013, our executive officers and directors complied with all applicable filing requirements except that seven reports, covering a total of seven transactions, were filed two business days late by Mr. Costa, Dr. Gage, Dr. Gilbert, Dr. Henderson, Ms. Parshall, Mr. Smith and Dr. Wierenga.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Party

Our policy is that any transaction with a related party that is required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Ethics, must be reviewed and approved according to an established procedure. Such a transaction is reviewed by the Audit Committee as required by the Audit Committee’s charter, and if approved, is then submitted to the full Board of Directors where it is subject to review and approval or ratification by a majority of the independent, disinterested directors. We have not adopted specific standards for approval of these transactions, but instead review each such transaction on a case-by-case basis. Our policy is to require that all such compensation-related matters be reviewed by the Compensation and Talent Committee and, if approved, submitted to the Board of Directors for review and approval. Any waiver of our Code of Ethics must be reviewed by the Nominating and Governance Committee and, if approved, must be reported as required under applicable SEC rules.

Collaboration and Option Agreement and Common Stock Purchase Agreement with Amgen Inc.

In December 2006, the Company entered into a collaboration and option agreement with Amgen to discover, develop and commercialize novel small molecule therapeutics, including omecamtiv mecarbil, that activate cardiac muscle contractility for potential applications in the treatment of heart failure (the “Amgen Agreement”). The agreement granted Amgen an option to obtain an exclusive license worldwide, except Japan, to develop and commercialize omecamtiv mecarbil and other drug candidates arising from the collaboration. In May 2009, Amgen exercised its option. As a result, Amgen became responsible for the development and commercialization of omecamtiv mecarbil and related compounds at its expense worldwide (excluding Japan), subject to the Company’s development and commercialization participation rights. Amgen will reimburse the Company for certain research and development activities it performs under the collaboration.

In June 2013, Cytokinetics and Amgen announced an amendment to the Amgen Agreement to include Japan, resulting in a worldwide collaboration (the “Amgen Agreement Amendment”). Under the terms of the Amgen Agreement Amendment, the Company received a non-refundable upfront license fee of $15 million in June 2013. Under the Amgen Agreement Amendment, the Company plans to conduct a Phase I pharmacokinetic study intended to support inclusion of Japan in a potential Phase III clinical development program and potential global registration dossier for omecamtiv mecarbil. Amgen will reimburse the Company for the costs of this study. In addition, the Company is eligible to receive additional pre-commercialization milestone payments relating to the development of omecamtiv mecarbil in Japan of up to $50 million, and royalties on sales of omecamtiv mecarbil in Japan.

In conjunction with the Amgen Agreement Amendment, the Company also entered into a common stock purchase agreement which provided for the sale of 1,404,100 shares of its common stock to Amgen at a price per share of $7.12 and an aggregate purchase price of $10.0 million which was received in June 2013. The Company determined the fair value of the stock issued to Amgen to be $7.5 million. The excess of cash received over fair value of $2.5 million was deferred and is being allocated between the license and services based on their relative selling prices using best estimate of selling price. Allocated consideration will be recognized as revenue as revenue criteria is satisfied, or as services are performed over approximately 12 months. Pursuant to this agreement, Amgen has agreed to certain trading and other restrictions with respect to the Company’s common stock.

Under the Amgen Agreement, as amended, the Company is eligible for potential pre-commercialization and commercialization milestone payments of up to $650 million in the aggregate on omecamtiv mecarbil and other potential products arising from research under the collaboration, and royalties that escalate based on increasing levels of annual net sales of products commercialized under the agreement. None of the future contingent milestone payments pursuant to this arrangement as of January 1, 2011 are considered substantive as they are the results of Amgen’s performance. Therefore, they are not considered milestones under ASC 605-28. The Amgen Agreement also provides for the Company to receive increased royalties by co-funding Phase III development costs of omecamtiv mecarbil and other drug candidates under the collaboration. If the Company elects to co-fund such costs, it would be entitled to co-promote the co-funded drug in North America and participate in agreed commercialization activities in institutional care settings, at Amgen’s expense.

In October 2013, the Company determined that all conditions necessary for revenue recognition under ASC 605-10 had been satisfied and accordingly, recognized a total of $17.2 million in license revenue attributable to the Amgen Agreement Amendment in the fourth quarter of 2013.

At December 31, 2013, the Company had $300,000 of deferred revenue under the Amgen Agreement Amendment.

Pursuant to the Amgen Agreement, the Company has recognized research and development revenue from Amgen for reimbursements of its costs of certain full-time employee equivalents (“FTEs”) supporting a collaborative research program directed to the discovery of next-generation cardiac sarcomere activator compounds and of other costs related to that research program. These reimbursements were recorded as research and development revenues from related parties. Revenue from Amgen was as follows (in thousands):

	Years Ended December 31,
	2013	2012	2011
License revenues	$17,230	$—	$—
FTE reimbursements	2,019	4,174	1,988
Reimbursements of other costs	—	3	66

Total research and development revenues from Amgen	$19,249	$4,177	$2,054

Indemnification of Directors and Officers

We have entered into indemnification agreements with each of our directors and officers, which require us to indemnify its directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS

The information contained above under the captions “Compensation and Talent Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 3, 2014

Cytokinetics . MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 ADD 2 Instead of mailing your proxy, you may choose one of the voting ADD 3 methods outlined below to vote your proxy. ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 11:59 p.m., Eastern Time, on May 20, 2014. Vote by Internet Go to www.investorvote.com/CYTK Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote “FOR ALL” for Proposal 1, and “FOR” Proposals 2 and 3. 1. Election of Directors: 01 - L. Patrick Gage 02 - Wendell Wierenga + Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. _____________________________________________ For Against Abstain For Against Abstain 2. Ratification of selection of PricewaterhouseCoopers LLP 3. To approve, on an advisory basis, the compensation as the independent registered public accounting firm of of the named executive officers, as disclosed in the Cytokinetics, Incorporated for the fiscal year ending Company’s Proxy Statement for the 2014 Annual December 31, 2014. Meeting of Stockholders. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1UPX 1 9 4 1 2 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01SJEA

Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 21, 2014. The Proxy Statement, Notice of Annual Meeting, Form of Proxy Card and 2013 Annual Report to Stockholders are available at: www.cytokinetics.com/proxy qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Cytokinetics, Incorporated Annual Meeting of Stockholders — May 21, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Sharon A. Barbari and Marjorie C. Wagman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cytokinetics, Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 21, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders. (Continued and to be marked, dated and signed, on the other side)